UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)           May 24, 2007

Mac-Gray Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13495	04-3361982
(Commission File Number)	(IRS Employer Identification No.)

404 Wyman Street, Suite 400
Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 487-7600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Board of Directors of Mac-Gray Corporation (the “Company”) appointed William F. Meagher, Jr. to serve as a new member of the Board effective as of May 24, 2007. Mr. Meagher will serve as a Class II Director with a term expiring in 2008.  Prior to his retirement in 1998, Mr. Meagher was the former Managing Partner of Arthur Andersen, LLP’s Boston, Massachusetts office.  Mr. Meagher was employed by Arthur Andersen for 38 years. Mr. Meagher serves on the Board of Directors of SkillSoft, PLC and Dover Saddlery, Inc. and is a Trustee of Dana Farber Cancer Institute and Living Care Villages of Massachusetts.

There is no arrangement or understanding between Mr. Meagher and any other person pursuant to which he was selected as a member of the Company’s Board of Directors.  Mr. Meagher has been appointed to serve on the Audit Committee where he will replace Mr. Thomas Bullock; the Board also determined that Mr. Meagher qualifies as an “audit committee financial expert,” as such term is defined by the rules of the Securities and Exchange Commission.  The Company’s Board of Directors now consists of eight members.

In connection with his appointment as a director, Mr. Meagher entered into a Stock Option Agreement for non-qualified stock options (the “Stock Option Agreement”) under the Company’s 2005 Stock Option and Incentive Plan (the “Plan”), pursuant to which the Company granted Mr. Meagher an option to purchase 5,000 shares of the Company’s Common Stock at an exercise price of $15.55 per share, equal to the closing price of the Company’s Common Stock on the date of grant. The option is 100% vested on the date of grant.  The Stock Option Agreement is substantially in the form filed by the Company as Exhibit 10.4 to Form 8-K filed on May 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAC-GRAY CORPORATION

Date: May 30, 2007	By:	/s/ Michael J. Shea
Name: Michael J. Shea
Title: Executive Vice President and
Chief Financial Officer